Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

News Release

Echelon and Holley Metering to Create Joint Venture to Develop and Sell Innovative Smart Grid Solutions in China

New Joint Venture Company Combines the Unique Capabilities of Silicon Valley and China to Bring Feature-Rich, Cost-Effective Smart Grid Solutions to a Broader Market

SAN JOSE, Calif., March 27, 2012 – Echelon Corporation (NASDAQ: ELON), a global leader in energy control networking for the smart grid, smart city and smart building applications, and Holley Metering Limited, a leading smart metering vendor in China, today announced an agreement under which the two companies will form a new joint venture company in China, Zhejiang Echelon-Holley Technology Co., Ltd. (“Echelon-Holley”), to focus on the development and sales of advanced smart metering products for China. Echelon-Holley is committed to act in the best interests of the two companies’ respective customers and agents.

The new company will be headquartered in Hangzhou, China, and will develop advanced smart metering and related solutions that deliver performance, reliability and expanded functionality to China’s developing smart grid. The partnership will leverage Echelon’s Silicon Valley energy control networking innovation center and its 20 years of experience in highly reliable power line control and communications hardware and software platforms for smart grid applications, and Holley Metering’s breadth of metering solutions, low cost manufacturing competencies and extensive customer relationships. The joint venture is majority owned by Echelon. Echelon and Holley Metering will both contribute cash and resources into the new company.

This transaction represents a unique relationship between leading Chinese and U.S. companies in the smart grid industry. Echelon and Holley Metering can leverage their respective strengths through this cooperation. The partnership will create significant value, not only for the two companies involved, but also for the customers, distributors, OEMs and other agents throughout China. This transaction is a highly constructive development in the industry.

“We are delighted to broaden our partnership with Holley Metering to serve the larger smart grid market in China. With a mandate to connect 300 million homes and businesses to the smart grid over the next five years, Chinese utilities will need to leverage the best the world has to offer,” said Ron Sege, chairman and CEO of Echelon. “Our new joint venture is positioned to bring the most innovative solutions in the world to bear on China’s need to deliver and use energy more efficiently by leveraging both Silicon Valley and China-based ingenuity. We are also excited about the possibility of achieving Echelon and Holley Metering’s broader vision for the joint venture’s future in developing smart meter products for markets outside China.”

“We are extremely excited to utilize Echelon’s field-proven technologies and leverage their extensive experience gained by connecting more than 35 million homes and 300,000 buildings to the smart grid,” said Jin Meixing, chairman of Holley Metering. “By bringing the best technology in the world into China and incorporating it into products that meet this market’s unique needs, we can grow our business and satisfy a critical, unmet need.”

The Echelon-Holley joint venture is expected to be operational in Q3 2012.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is an Energy Control Networking company, with the world’s most widely deployed proven, open standard, multi-application platform, selling complete systems and embedded sub-systems for smart grid, smart city and smart building applications. Our platform is embedded in more than 100 million devices, 35 million homes, and 300,000 buildings and powers energy savings applications for smart grids, smart cities and smart buildings. We help our customers reduce operational costs, enhance satisfaction and safety, grow revenues and prepare for a dynamic future. More information about Echelon can be found at http://www.echelon.com.

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Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the success and timing of the development of product offerings by Echelon and Holley referenced in this release, market acceptance of those product offerings, and the timing and level of customer orders for those product offerings; risks that these offerings do not perform as designed or provide the expected benefits, and that liability may accrue as a result; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Amy Lee

Echelon Corporation

+1 (408) 790-3019

alee@echelon.com